UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2008

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 30, 2008, Atlas Pipeline Partners, L.P. (the “Company”) sold 10,000 newly-created 12% Cumulative Convertible Class B Preferred Units of limited partner interest (the “Preferred Units”) to Atlas Pipeline Holdings, L.P. ( “AHD”) for cash consideration of $1,000 per Preferred Unit (the “Face Value”) pursuant to a purchase agreement of even date (the “Purchase Agreement”). AHD has the right, before March 30, 2009, to purchase an additional 10,000 Preferred Units on the same terms. The Company intends to use the proceeds from the sale of the Preferred Units for general partnership purposes. The sale of the Preferred Units to AHD is and will be exempt from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) thereunder and pursuant to SEC staff positions. The Preferred Units were offered and sold by the Company in a private transaction without any form of general solicitation or general advertising, and AHD represented to the Company that it is an “accredited investor” as defined by Rule 501 of Regulation D and made other customary representations in connection with the issuance pursuant to Section 4(2).

The Preferred Units will receive distributions of 12% per annum, paid quarterly on the same date as the distribution payment date for the Company’s common units (the “Common Units”). The record date for the determination of holders entitled to receive distributions of the Preferred Units will be the same as the record date for determination of Common Unit holders entitled to receive quarterly distributions. The Preferred Units are convertible, at the holder’s option, into Common Units commencing on June 30, 2009 (the “Conversion Commencement Date”), provided that the holder must request conversion of at least 2,500 Preferred Units and cannot make a conversion request more than once every 30 days. The conversion price will be the lesser of (a) $7.50 (subject to adjustment for customary events such as stock splits, reverse stock splits, stock distributions and spin-offs) and (b) 95% of the average closing price of the Common Units for the 10 consecutive trading days immediately preceding the date of the holder’s notice to the Company of its conversion election (the “Market Price”). The number of Common Units issuable is equal to the Face Value of the Preferred Units being converted plus all accrued but unpaid distributions (the “Liquidation Value”), divided by the conversion price. Within 5 trading days of its receipt of a conversion notice, the Company may elect to pay the notifying holder cash rather than issue Common Units in satisfaction of the conversion request. If the Company elects to pay cash for the Preferred Units, the conversion price will be the lesser of (a) $7.50 and (b) 100% of the Market Price and the cash amount will be equal to (x) if Market Price is greater than $7.50, the number of Common Units issuable for the Preferred Units being redeemed multiplied by the Market Price or (y) if the Market Price is less than or equal to $7.50, the Liquidation Value of the Preferred Units.

The Company has the right to redeem some or all of the Preferred Units (but not less than 2,500 Preferred Units) for an amount equal to the Liquidation Value of the Preferred Units being redeemed divided by the conversion price multiplied by $9.50.

In connection with the issuance of the Preferred Units, the Company amended its Second Amended and Restated Agreement of Limited Partnership to (a) incorporate the terms of the Certificate of Designations for the Preferred Units and (b) ensure the uniformity of the Common Units into which the Preferred Units may convert.

The Company has agreed pursuant to a Registration Rights Agreement entered into simultaneously with the Purchase Agreement to file, upon demand, a registration statement to cover the resale of the Common Units underlying the Preferred Units.

The foregoing descriptions of the Purchase Agreement, Certificate of Designations and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by terms and conditions of the agreements, which are filed as exhibits to this report and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Company provides the following update regarding its efforts to reduce its indebtedness:

•

It has repurchased approximately $60 million in face amount of its Senior Notes for an aggregate purchase price of approximately $40 million plus accrued interest of approximately $2.0 million. The notes repurchased are comprised of $33.0 million in face amount of its 8 1/8% Senior Notes and approximately $27.0 million in face amount of its 8 3/4% Senior Notes. The Company repurchased these notes in the fourth quarter 2008, completing its last purchase on December 16, 2008. All of the notes that have been repurchased will be retired and will not be available for re-issue. The Company may repurchase additional notes in the future.

•	The Company also continues to explore the potential sale of all or portions of individual pipeline and/or processing assets.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amendment No. 5 to Second Amended and Restated Agreement of Limited Partnership

3.2	Certificate of Designations

10.1	Securities Purchase Agreement

10.2	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

By: Atlas Pipeline Partners GP, LLC
its General Partner

Dated: January 6, 2009	/s/ Matthew A. Jones
	By:	Matthew A. Jones
	Title:	Chief Financial Officer

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